Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 22, 2018, relating to the financial statements of Redfin Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of Redfin Corporation for the year ended December 31, 2017, and incorporated by reference in the Prospectuses included in Registration Statement No. 333-226187 on Form S-1. We also consent to the reference to us under the heading “Experts” in the Prospectuses, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Seattle, Washington
July 18, 2018